Exhibit 10.1

XERIUM TECHNOLOGIES, INC.

2008 SHAREHOLDER RETURN BASED RESTRICTED STOCK UNITS

AGREEMENT

Dated as of January 3, 2008

In recognition of the important contributions that                          (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company, pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Units Award described below.

1.	The Restricted Stock Units Award. The Company hereby grants to the Employee Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder only to the extent provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law. In addition, the effectiveness of this Award is conditioned upon the approval of an amendment to the Plan by the stockholders of the Company at or before the Company’s 2008 annual meeting of stockholders to increase the number of shares of Common Stock in the aggregate that may be delivered under or in satisfaction of awards under the Plan from 2,500,000 to 5,000,000 (the “Plan Amendment”); if such approval is not obtained the Employee shall cease to have any rights hereunder.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Adjusted Fair Market Value” means the average Fair Market Value over the twenty trading days prior to the Determination Date plus the sum of all dividends paid per share of Common Stock from the Grant Date until the Determination Date.

(b)	“Adjusted Transaction Price” means the sum of (i) the transaction price per share of Common Stock in a Change of Control transaction or if such transaction price is not readily discernable due to the nature of the Change of Control, the Fair Market Value of a share of Common Stock on the day of the Change of Control, in each case as determined by the Committee and (ii) the sum of all dividends paid per share of Common Stock from the Grant Date until the occurrence of the Change of Control.

(c)	“Agreement” means this 2008 Shareholder Return Based Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(d)	“Award” means the grant of Units in accordance with this Agreement.

(e)	“Cause” shall mean (i) the Employee’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Employee’s fraud, theft or embezzlement committed with respect to the Company or its Affiliates; (iii) the Employee’s acts or failures to act that cause demonstrable harm to the Company or any of its Affiliates; or (iv) the Employee’s willful and continued failure to perform his or her material duties to the Company and its Affiliates.

(f)	“Change of Control” means any of the following which takes place after the date hereof: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its subsidiaries or any Apax Party becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its Subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board; or (iv) any other Covered Transaction designated by the Committee to constitute a Change of Control. For the purpose of this definition, (i) the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act, (ii) “Apax Party” means Apax WW Nominees Ltd., Apax-Xerium APIA LP, Apax Europe IV GP and their respective affiliates and (iii) “Continuing Director” means each individual who was a director of the Company immediately prior to the event in question and each individual whose election as a director by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office who were directors immediately prior to such event or whose election or nomination was previously so approved.

(g)	“Common Stock” means common stock of the Company, $0.01 par value.

(h)	“Company Group” means the Company together with its Affiliates.

(i)	“Determination Date” means each of the first, second and third annual anniversary of the Grant Date.

(j)	“Disability” means that the Employee is unable to perform the functions of his or her position on account of total and permanent disability, as determined by the Committee in its discretion.

(k)	“Earned” means that portion of an Award that has become Earned through satisfaction of the applicable Price Target on a Determination Date, as described in Section 3, or that has become Earned in connection with a Change of Control as described in Section 6.

(l)	“Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE is open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(m)	“Good Reason Termination” shall mean a termination of employment by the Employee with “Good Reason”, as such term is defined in the written employment agreement between the Company and the Employee (as in effect on the date hereof and as such may be amended not later than December 31, 2008), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter; provided that if “Good Reason” is not defined in such an agreement then clause (5) of Section 7(a) shall be inapplicable.

(n)	“Grant Date” means January 3, 2008.

(o)	“NYSE” means the New York Stock Exchange.

(p)	“Payment Date” means, as to Earned and Vested Units, the earliest of (1) any date the Company determines that is within 30 days of the date on which the Units become Vested; or (2) immediately preceding a Change of Control transaction (with respect to Units that become Vested in connection with the Change of Control).

(q)	“Price Target” means, in the case of a Determination Date, the price target for such Determination Date as established by the Committee on or prior to the Grant Date.

(r)	“Retirement” means the date on which the Employee retires, with the consent of the Committee in its sole discretion, at or after attainment of age 55, provided that the Employee has completed 5 continuous years of service with the Company Group.

(s)

“Transaction Percentage” shall mean (x) the sum of (i) the product of 33.3% and a fraction, the numerator of which is the number of months (rounded down to the nearest whole number) occurring since the most recently occurring Determination Date prior to the Change of Control or if no Determination Date has occurred, the

Grant Date, and the denominator of which is 12 and (ii) 0% if the Change of Control occurs prior to the first Determination Date, 33.3% if the Change of the Change of Control occurs between the first and the second Determination Dates or 66.7% if the Change of Control occurs between the second and the third Determination Dates minus (y) any percentage of the Award Earned prior to the occurrence of the Change of Control and the application of Section 6.

(t)	“Transaction Target Price” shall equal the sum of (x) the Price Target for the most recently occurring Determination Date prior to the Change of Control, or if no Determination Date has occurred the Fair Market Value of one share of Common Stock on the Grant Date and (y) the product of (i) the Price Target for the Determination Date next scheduled to occur minus the amount determined pursuant to clause (x) of this definition and (ii) a fraction, the numerator of which is the number of days occurring since the most recently occurring Determination Date prior to the Change of Control or if no Determination Date has occurred, the Grant Date, and the denominator of which is 365.

(u)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 8(a)

(v)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(w)	“Vesting Date” means the date which is the third annual anniversary of the Grant Date, provided that the Employee has been continually employed with the Company Group from the Grant Date through such third annual anniversary.

3.	Earned Award.

(a)	A portion of the Award shall be Earned on each Determination Date in accordance with the schedule set forth below if the Adjusted Fair Market Value on such Determination Date equals or exceeds the Price Target for such Determination Date:

Determination Date	Percentage Earned on Determination Date If Adjusted Fair Market Value Equals or Exceeds Price Target
First	33.3%

Second	66.7% (minus any percentage already Earned)

Third	100% (minus any percentage already Earned)

(b)

In the event that the Price Target on a Determination Date is not satisfied, but the Price Target for a subsequent Determination Date is satisfied, that portion of the Award that previously was not Earned shall become Earned. By way of example, (i) in the event that the Adjusted Fair Market Value on the first Determination Date does not equal or exceed the Price Target for the first Determination Date, but at the second Determination Date, the Adjusted Fair Market equals or exceeds the Price Target for the second Determination Date, then 66.7% of the Award will be Earned; and (ii) in the event that the Price Target for the First Determination Date is not satisfied and at the second Determination Date the Adjusted Fair Market equals or exceeds the Price Target for the first Determination Date but is less than the Price Target for the Second Determination Date, then none of the Award will be Earned at the Second Determination Date.

(c)	Once Earned pursuant to this Section 3 above, an Award shall remain Earned notwithstanding that the Adjusted Fair Market Value of the Common Stock subsequently decreases at any future Determination Date.

4.	Vesting.

Subject to the terms and conditions of this Agreement and the Plan, including without limitation Sections 6 and 7 below, (a) this Award or any portion thereof that is Earned shall become Vested upon the Vesting Date, (b) to the extent that, on the Vesting Date, all or any portion of an Award is not Earned, such Award or the portion thereof that is not then Earned shall not become Vested and shall be forfeited automatically and (c) no Award or any portion thereof shall Vest on the Vesting Date unless the Employee is then, and since the Grant Date has continuously been, employed by a member of the Company Group.

5.	Payment of Award.

On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have been both Earned and Vested. If the stockholders of the Company have not approved the Plan Amendment on or prior to the Payment Date, the Payment Date shall be delayed until such approval occurs, provided that there shall be no issuance of shares in respect of this Award if such approval is not obtained at or before the Company’s 2008 annual meeting of stockholders.

6.	Change of Control.

In the event of a Change of Control, except as otherwise provided in this Section 6 below, that portion of the Award that is then Earned shall become Vested and that portion of the Award that is not then Earned shall not be Vested and shall be forfeited automatically unless the Committee determines, in its sole discretion, to accelerate the vesting of all or any portion of the Award that is not then Vested or otherwise adjust or continue the Award with respect to the portion of the Award that is not then Vested.

(a)	If, in connection with the occurrence of a Change of Control prior to the Vesting Date, the Committee determines that the Adjusted Transaction Price exceeds the Transaction Target Price, then a portion of the Award shall become Earned and Vested upon the occurrence of the Change of Control equal to the Transaction Percentage.

(b)	If, in connection with the occurrence of a Change of Control prior to the Vesting Date, the Committee determines that the Adjusted Transaction Price exceeds the Price Target for any subsequent Determination Date following the date of the Change of Control, then the Employee will be deemed to have Earned and become Vested in that percentage of the Award that would have been Earned as though such subsequent Determination Date occurred immediately prior to the Covered Transaction and the Adjusted Fair Market Value on such Determination Date equals the Adjusted Transaction Price.

7.	Termination of Employment.

(a)	Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group prior to the Vesting Date as a result of resignation, dismissal or any other reason, then this Award shall be forfeited automatically; provided that in the event that the Employee’s employment terminates prior to the Vesting Date on account of (1) the Employee’s death, (2) Disability, (3) Retirement, (4) termination by the Company or a member of the Company Group without Cause, or (5) a Good Reason Termination, then that portion of the Award that is then Earned shall be Vested on the date of termination and the remaining portion of the Award shall be forfeited automatically.

(b)	Meaning of termination of employment. If the Company or a member of the Company Group provides Employee a written notice of termination of employment but the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, for the purposes of this Award, including without limitation Section 4 and Section 7(a) hereof, the Employee’s employment shall be deem terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.

8.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award, including the Price Targets, shall be equitably adjusted as determined by the Committee.

(b)	No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the Payment Date. The Employee is not entitled to vote any Common Stock by reason of the granting of this Award (whether or not Earned) or to receive or be credited with any dividends declared and payable on any Common Stock underlying any Award (whether or not Earned) prior to any Payment Date.

(c)	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of an Award, no later than the Payment Date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the business day most immediately preceding the date of retention.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)

Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue

Code and the regulations thereunder.

(k)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

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IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:
Name:
Title:

Acknowledged and agreed:

EMPLOYEE

By:
Name: